                                                                         EXHIBIT
                                                                             4.2


THIS DEBENTURE IS A RESTRICTED SECURITY WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION UNDER THE ACT OR THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE OR THAT SUCH TRANSFER MAY OTHERWISE LAWFULLY BE MADE.

TRANSFER OF THIS DEBENTURE IS NOT VALID EXCEPT TO THE EXTENT THAT SUCH TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE PROVISIONS REGARDING TRANSFER CONTAINED HEREIN.


                      FASTCOMM COMMUNICATIONS CORPORATION.
                   CONVERTIBLE SUBORDINATED SECURED DEBENTURE


$3,000,000                                                   Dated: June 8, 2001

Dulles, Virginia


      FastComm Communications Corporation, a corporation duly organized and existing under the laws of the Commonwealth of Virginia (the "Company"), for value received, hereby promises to pay to Wesley Clover Corporation or registered assigns (the "Holder"), the principal sum of up to Three Million Dollars ($3,000,000), or the actual amount disbursed hereunder, with interest at the rate of the lesser of (i) ten percent (10%) per annum or (ii) the highest rate permitted by law, and otherwise upon the other terms herein provided. This Debenture supersedes the FastComm Communications Corporation Subordinated Promissory Note dated May 8, 2001 issued by the Company to the Holder in an aggregate principal amount of $1,000,000 (the "Note"), and the principal and interest outstanding on the Note shall, as of the date hereof, be converted into principal and interest under this Debenture. The Note shall be marked "paid in full" upon such conversion. This Debenture is the Convertible Debenture referred to in that certain Debenture Purchase & Security Agreement between the Holder and the Company dated May 22, 2001 (the "Debenture Purchase & Security Agreement").

         1. Principal; Disbursements. Subject to the satisfaction of all conditions set forth in paragraph 3, the Holder agrees, on the terms and subject to the conditions herein set forth, to disburse the principal amount of this Debenture to the Company in accordance with the "Schedule for Disbursements" attached hereto as Schedule A (the "Disbursements" and each, a "Disbursement"). The Company shall make a written request for each Disbursement three (3) days prior to the date on which such Disbursement is scheduled to be made according to Schedule A. Any request for a Disbursement shall be deemed to be a representation by the Company that the conditions precedent set forth in paragraph 3 of this Debenture have been satisfied as of the time of such Disbursement. After receiving a request for a Disbursement, and provided that all applicable conditions set forth in paragraph 3 have been satisfied, the Holder shall disburse the Disbursement by wire transfer to the Company, and the Company shall use the proceeds of each such Disbursement only for the purposes identified in the Debenture Purchase & Security Agreement, including the expenses of the transaction. Each Disbursement made hereunder shall be recorded by the Holder on Schedule B hereto. The entire principal amount of all Disbursements, plus interest accrued thereon, shall be due and payable in a single installment on June 8, 2006 (the "Conversion Date"), unless sooner accelerated or otherwise converted in accordance with the terms hereof.

         2. Interest. Interest shall accrue on portions of the unpaid principal balance of this Debenture at the aforesaid rate from the date of each Disbursement and shall be due and payable on the Conversion Date, in cash or stock at the Company's option, unless sooner accelerated or otherwise converted in accordance with the terms hereof. Interest shall accrue on overdue payments of principal and interest at (a) thirteen percent (13%) per annum or (b) the highest rate permitted by law.

         3. Conditions Precedent to Disbursements. The Holder's obligation to make each Disbursement shall be subject to the conditions precedent that on such date:

                  (a) all representations and warranties contained in paragraph 8 hereof and in Section 3 of the Debenture Purchase & Security Agreement shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of making such Disbursement;

                  (b) no Event of Default (as defined below) and no event or condition which, with the notice or passage of time or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date of making such Disbursement and after giving effect thereto;

                  (c) there exists no default in any payment with respect to any Senior Indebtedness (as that term is defined in Section 11 of the Debenture Purchase & Security Agreement) and there shall not have occurred an event of default with respect to any Senior Indebtedness, as defined in the instrument under which the same is outstanding, permitting the holders thereof to accelerate the maturity thereof, other than an event of default which shall have been cured or waived or shall have ceased to exist;

                  (d) no material adverse change shall have occurred in the assets, business or prospects of the Company since the date hereof, and no change or event shall have occurred that would impair the ability of the Company to perform its obligations hereunder.

In the event that any one of the conditions set forth above is not satisfied at the time the Company makes a written request for a Disbursement pursuant to paragraph 1, this Debenture shall be deemed in default and the Holder shall not be obligated to make any further Disbursement hereunder.

         4. Payments. Final payment in full of the principal balance (and all accrued interest) of this Debenture will be made, on the Conversion Date, at the principal office of the Company, upon presentation and surrender of this Debenture.

         5. Registration and Transfer of Debenture. The Company will keep the registration and transfer books for this Debenture. This Debenture may be transferred only on the books of the Company and only pursuant to and in compliance with Section 12.2 of the Debenture Purchase & Security Agreement. Upon surrender or transfer of the Debenture at the principal office of the Company, duly endorsed for transfer or accompanied by a proper assignment duly executed by the registered owner or such owner's attorney duly authorized in writing the Company will issue and deliver to the transferee a new, fully registered Debenture in like principal amount.

         6. Prepayment at the Option of the Company. This Debenture may not be prepaid without the prior written notice by the Company at least 30 days prior to the prepayment date. Any prepayment shall be applied as follows: first, to accrued interest; and second, to principal. No further interest will accrue on the portion of the Debenture to be prepaid from and after the date fixed for prepayment if payment of the prepayment amount has been made or duly provided for.

         7. Conversion; Agreement of Holder to Become a Party to Various Agreements.

         (a) All or any portion of the principal and accrued interest of this Debenture shall be converted at the option of Holder at any time into fully paid and nonassessable shares of common stock of the Company (the "Shares"). The number of shares into which the Debenture shall be converted shall be determined by dividing the aggregate principal amount converted together with all accrued but unpaid interest to the date of conversion by $0.446 (the "Conversion Price") (such Conversion Price subject to adjustments as set forth in Section 10 herein in the event of any stock dividend, stock split, combination, reclassification or other similar event).

         (b) Before this Debenture shall be converted, the Holder thereof shall surrender this Debenture at the office of the Company and shall state the name or names in which the certificate or certificates for shares issued upon such conversion are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to the Holder of this Debenture a certificate or certificates for the number of shares to which the Holder of this Debenture shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of this Debenture and the person or persons entitled to receive the shares issued upon conversion shall be treated for all purposes as the record holder or holders of such shares as of such date. No fractional shares shall be issued upon conversion of this Debenture. In lieu thereof, the Company shall pay to the Holder the amount of outstanding principal and interest that is not so converted.

         8. Representations and Warranties of the Company. The Company hereby represents and warrants to the Holder as follows:

         (a) The issuance and delivery of this Debenture has been authorized by all required corporate action of the Company;

         (b) All governmental and other consents (including without limitation any waivers of preemptive rights of the Company's shareholders) required for the delivery or conversion of this Debenture have been obtained; and

         (c) The issuance, delivery and conversion of the Debenture are not, and will not be, in conflict with or cause a violation of (i) any charter documents of the Company, (ii) any agreement to which the Company is a party, or
(iii) to the best of the Company's knowledge, any agreement to which any shareholder of the Company is a party.

         9. Representations and Warranties of Holder. The Holder hereby represents and warrants, now and as of the date of any conversion of this Debenture, as follows:

         (a) The Holder is familiar with the proposed business and operations of the Company and has had access to such information concerning the Company, its financing, operations, business and prospects, as the Holder has deemed relevant to enable it to make the investment contemplated by this Debenture. The Holder acknowledges that the Holder has been provided the opportunity to review copies of the certificate of incorporation and bylaws of the Company, as presently in effect, and such other documents, if any, as the Holder has requested pertaining to the Company.

         (b) The Holder acknowledges that the Holder has been provided the opportunity to review the current financial statements of the Company and understands that the Company is not in any way limited as to future issues of debt instruments or shares of its capital stock.

         (c) The Holder acknowledges that the transfer of the Debenture and the Shares issued upon conversion of the Debenture is restricted in accordance with applicable federal and state securities laws, that the Debenture may be sold, transferred or assigned only upon registration thereof pursuant to the federal Securities Act of 1933 or an exemption from such Act.

         (d) The Holder further represents and warrants that at no time was the Holder presented with or solicited by any form of general solicitation or any general advertising, including, but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio or presented at any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

         (e) The Holder acknowledges and understands that the purchase of the Debenture is a highly speculative investment, and the Holder represents and warrants that the Holder is able, without impairing the Holder's financial condition, to hold the Debenture and the Shares issued upon conversion for an indefinite period of time and to suffer a complete loss of the investment.

         (f) The Holder further acknowledges and understands that the Company is under no obligation to register the Debenture and the Shares issued thereunder, that, in the absence of registration, the Debenture and the Shares issued thereunder may be transferred only under limited circumstances, and that transfer of the Debenture and the Shares issued thereunder is subject to restrictions contained in the bylaws of the Company, as amended from time to time. The Holder does not have any contract, agreement or arrangement with any person to sell, transfer or grant participations, to such person or to any third person with respect to the Debenture and the Shares issued thereunder.

         (g) The Holder agrees further that said Debenture and the Shares issued thereunder are being acquired by the Holder in accordance with and subject to the terms, provisions and conditions of this Debenture and the Debenture Purchase & Security Agreement. Such terms, provisions and conditions shall bind and inure to the benefit of the Holder's heirs, legal representatives, successors and assigns.

         10.      Adjustment of the Shares.

         (a) Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on its common stock payable in common stock, or other securities, subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this Debenture, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

         (b) Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon conversion of this Debenture, Holder shall be entitled to receive, upon conversion of this Debenture, the number and kind of securities and property that Holder would have received for the Shares if this Debenture had been converted immediately before such reclassification, exchange, substitution, or other event. The Company or its successor shall promptly issue to Holder a new Debenture for such new securities or other property. The new Debenture shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 10 including, without limitation, adjustments to the Conversion Price and to the number of securities or property issuable upon exercise of the new Debenture . The provisions of this Section 10(b) shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

         (c) Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Conversion Price shall be proportionately increased.

         (d) No Impairment. The Company shall not, by amendment of its Articles of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Debenture by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Section 10 and in taking all such action as may be necessary or appropriate to protect Holder's rights under this Section against impairment. If the Company takes any action affecting the Shares or its common stock other than as described above that adversely affects Holder's rights under this Debenture , the Conversion Price shall be adjusted downward and the number of Shares issuable upon conversion of this Debenture shall be adjusted upward in such a manner that the aggregate Conversion Price of this Debenture is unchanged.

         (f) Certificate as to Adjustments. Upon each adjustment of the Conversion Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Conversion Price in effect upon the date thereof and the series of adjustments leading to such Conversion Price.

         11. Persons Deemed Owners. The person in whose name a Debenture is registered on the books and records of the Company shall be deemed to be the absolute owner thereof for all purposes, and payment of any principal or interest on such Debenture shall be made only to the registered owner thereof or such owner's legal representative. All payments made to the registered owner or such owner's legal representative shall be valid and effectual to discharge the liability of the Company upon this Debenture to the extent of the sum or sums so paid.

         12. Security; Subordination. This Debenture is secured by the Debenture Purchase & Security Agreement and is the Convertible Debenture referred to in the Debenture Purchase & Security Agreement and the Conditional Assignment Agreement (as that term is defined in the Debenture Purchase & Security Agreement). All of the agreements, conditions, covenants, provisions and stipulations contained in the Debenture Purchase & Security Agreement and the Conditional Assignment Agreement which are to be kept and performed by the undersigned are hereby made a part of this Debenture to the same extent and with the same force and effect as if they were fully set forth herein, and the undersigned covenants and agrees to keep and perform them or cause them to be kept and performed, strictly in accordance with their terms. Reference is made to the Debenture Purchase & Security Agreement for the Events of Default and the rights of acceleration of the maturity upon an Event of Default. All capitalized terms not defined herein shall have the meanings given them in the Debenture Purchase & Security Agreement.

         13. Events of Default. The term "Event of Default", whenever used herein, shall have the meaning provided in Section 11 of the Debenture Purchase & Security Agreement and, upon the occurrence of an Event of Default, the Holder shall have the remedies provided in the Debenture Purchase & Security Agreement.

         14. Amendment. Except for the obligation to repay the outstanding principal on the Debenture and accrued interest at the rates provided in Section 2 hereof, the terms of this Debenture may be modified by the Holder.

         15. Additional Terms and Conditions. The Company (i) waives presentment, demand, notice of demand, protest, notice of protest, and notice of nonpayment and any other notice required to be given under the law to the Company, in connection with the delivery, acceptance, performance, default or enforcement of this Debenture, except for notice and presentment upon conversion or at maturity of this Debenture and notice or proposed transfer of this Debenture in accordance with the terms hereof; (ii) agrees that any failure to act or failure to exercise any right or remedy, on the part of the registered owner shall not in any way affect or impair the obligations of the Company or be construed as a waiver by the owner of, or otherwise affect, any of its rights under this Debenture; and (iii) agrees to pay, on demand, all costs and expenses of collection of this Debenture and/or the enforcement of the owner's right thereunder, including reasonable attorney's fees and disbursements.

         16. Invalidity. In the event any one or more of the provisions of this Debenture shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Debenture operate or would prospectively operate to invalidate this Debenture, then and in either of those events, such provision or provisions only shall be deemed null and void and shall not affect any other provision of this Debenture and the remaining provisions of this Debenture shall remain operative and in full force and effect and shall in no way be affected, prejudiced and disturbed thereby.

         17. Governing Law. This Debenture shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Virginia.

         18. Notices. All notices, requests, consents, and other communications under this Debenture shall be in writing and shall be delivered by hand or mailed by first class certified or registered mail, return receipt requested, postage prepaid:

         If to the Company, at 45472 Holiday Drive, Suite 3, Dulles, VA 20166, attention Mark Rafferty, or at such other address or addresses as may have been furnished in writing by the Company to the Holder, with a copy to Sokolow, Dunaud, Mercadier & Carreras LLP, 770 Lexington Avenue, 6th Floor, New York, NY 10021, attention Thomas G. Amon; or

         If to the Holder, at its address set forth in the stock records of the Company, or at such other address or addresses as may have been furnished to the Company in writing by such Holder, with a copy to Hill & Barlow, One International Place, Boston, Massachusetts 02110, attention Brian P. Lenihan.

         Notices provided in accordance with this Section 18 shall be deemed delivered upon personal delivery or two business days after deposit in the mail.

      IN WITNESS WHEREOF, this Debenture has been duly executed and delivered by the Company as of the date first written above.


HOLDER:                                 COMPANY:

WESLEY CLOVER  CORPORATION              FASTCOMM COMMUNICATIONS
                                        CORPORATION.


By:                                     By:
   ---------------------------------       ---------------------------------